99.3

OAKWOOD ACCEPTANCE CORPORATION, LLC
SERVICER’S ANNUAL COMPLIANCE STATEMENT

OAKWOOD MORTGAGE INVESTORS, INC.
SENIOR/SUBORDINATED PASS-THROUGH CERTIFICATES
SERIES 2002-A

Pursuant to Section 3.13(a) of the Standard Terms to Pooling and Servicing Agreement (September 2001 Edition) which is incorporated in the Pooling and Servicing Agreement dated February 2002 among Oakwood Mortgage Investors, Inc., Oakwood Acceptance Corporation (the “Servicer”) and J P Morgan Chase & Co., the undersigned officer of the Servicer hereby certifies that a review of the activities of the Servicer during the period February 1, 2002 through September 30, 2002 and of its performance under the Pooling and Servicing Agreement has been made under his supervision and to the best of his knowledge, based on such review, the Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement through such period.

By: /s/ Derek M Surette
Name: Derek M Surette
Title: Vice President /Controller
Date: September 30, 2002